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                                                                     EXHIBIT 5.1

                          [Opinion of Lawrence Kallaur]


                                February 10, 2005


Amedia Networks, Inc.
101 Crawfords Corner Road
Holmdel, New Jersey 07733

Ladies and Gentlemen:

        We have acted as special counsel to Amedia Networks, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 18,985,844 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"). The Shares consist of:

        (i) 17,017,032 shares of Common Stock representing (a) up to 7,000,000 shares of Common Stock issuable upon conversion of 52,500 shares of the Company Series A 7% Convertible Preferred Stock, par value $0.001 (the "Convertible Preferred Stock") having a stated value of $100 per share, at a per share conversion price of $0.75, (b) up to 1,470,000 shares of Common Stock issuable in respect of dividends accrued thereon through the third anniversary of issuance, (c) 7,000,000 shares of Common Stock issuable upon exercise of warrants (the "Investor Warrants") issued to the holders of the Convertible Preferred Stock in connection with the issuance thereof and (d) up to 1,547,032 shares of Common Stock that the Company may be required to issue to holders of the Convertible Preferred Stock in payment of liquidated damages or pursuant to the anti-dilution provisions of the Convertible Preferred Stock or the Investor Warrants ; and

        (ii) 1,968,812 shares of Common Stock representing, (a) 1,400,000 shares of Common Stock issuable upon exercise of warrants issued to placement agents ("Agent Warrants") in connection with the issuance of the Convertible Preferred Stock, (b) 140,000 shares of Common Stock that the Company may be required to issue to holders of the Agent Warrants in payment of liquidated damages or pursuant to the anti-dilution provisions of the Agent Warrants, (c) 428,812 shares of Common Stock issuable upon exercise of certain other warrants and options held by certain selling stockholders who are not holders of the Convertible Preferred Stock (the "Other Warrants") (the Investor Warrants, the Agent Warrants and the Other Warrants are, collectively, the "Warrants").

        This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act, in connection with the filing of the Registration Statement on Form SB-2, as filed with the Securities and Exchange

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Commission (the "Commission") on or about November 24, 2004 (the "Registration
Statement"), and for no other purpose.

        As special counsel to the Company, we have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company's certificate of incorporation and all amendments thereto, its by-laws as presently in effect, and minutes and other instruments evidencing actions taken by its directors relating to the Company, the sale and issuance of the Convertible Preferred Stock and the Warrants, and the proposed offering. We have assumed the genuineness of all signatures and the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, instruments, documents and certificates submitted to us as copies. Insofar as this opinion may relate to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

        Our opinion herein is based solely upon the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial interpretations interpreting these laws. We express no opinion with respect to any other laws (including, without limitation, the application of the securities or "Blue Sky" laws of any state to the offer and/or sale of the Shares).

        Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares have been duly authorized and, when issued and delivered upon conversion of the Preferred Stock and exercise of the Warrants, in each case in accordance with their respective terms, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States, which relate to the offering which is the subject of this opinion, and to appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

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        This opinion is furnished to you in connection with the filing of the
Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is as of the date hereof and we disclaim any undertaking to update this opinion after the date hereof.


                                               Very truly yours,

                                               /s/ Lawrence Kallaur, Esq.

                                               Lawrence Kallaur, Esq.